Exhibit F

                 Proposed Amendment to the Comcast Corporation
         Amended and Restated Articles of Incorporation (the "Charter")

I. Paragraphs A, B, and E of Article SIXTH of the Charter are hereby amended and restated in their entirety to read in full as follows:

SIXTH: Governance

A.   Definitions

     1. "Additional Independent Director" has the meaning specified in paragraph (B)(1) of this Article SIXTH.

     2. "AT&T" means AT&T Corp., a New York corporation.

     3. "AT&T Directors" means (i) those five (5) Directors designated by AT&T to serve as members of the Board of Directors pursuant to a contractual right of AT&T to designate such Directors, (ii) any Replacement AT&T Director and
(iii) any Director elected to replace an AT&T Director at the 2004 annual meeting of shareholders of the Corporation or designated as an AT&T Director pursuant to the last sentence of paragraph (E)(2) of this Article SIXTH.

     4. "Board of Directors" means the Board of Directors of the Corporation.

     5. "CEO" means the Chief Executive Officer of the Corporation.

     6. "Chairman" means the Chairman of the Board of Directors.

     7. "Class of Directors" means the Comcast Directors, the AT&T Directors or the Independent Directors, as the case may be.

     8. "Comcast" means Comcast Corporation, a Pennsylvania corporation.

     9. "Comcast Directors" means (i) those five (5) Directors designated by Comcast to serve as members of the Board of Directors pursuant to a contractual right of Comcast to designate such Directors, (ii) any Replacement Comcast Director and (iii) any Director elected to replace a Comcast Director at the 2004 annual meeting of shareholders of the Corporation or designated as a Comcast Director pursuant to the last sentence of paragraph (E)(2) of this Article SIXTH.

     10. "Director" means a director of the Corporation.


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     11. "Effective Time" means the date and time at which these Amended and
Restated Articles of Incorporation become effective with the Department of State of the Commonwealth of Pennsylvania.

     12. "Governance and Directors Nominating Committee" has the meaning specified in paragraph (E)(1) of this Article SIXTH.

     13. "Holiday" has the meaning specified in paragraph (B)(6) of this Article SIXTH.

     14. "Independent Director" means (i) those two (2) Independent Persons jointly designated by AT&T and Comcast to serve as members of the Board of Directors pursuant to a contractual right of AT&T and Comcast to designate such Directors, (ii) any Additional Independent Director, (iii) any Replacement Independent Director and (iv) any Director elected to replace an Independent Director at the 2004 annual meeting of shareholders of the Corporation or designated as an Independent Director pursuant to the last sentence of paragraph (E)(2) of this Article SIXTH.

     15. "Independent Person" means an independent person (determined in accordance with the rules of the principal stock exchange or interdealer quotation system on which the class of Corporation common stock with the greatest aggregate market capitalization (as determined in good faith by the Board of Directors) is traded), it being understood that (i) each individual who was a member of the Board of Directors of AT&T as of December 19, 2001 (other than Mr. C. Michael Armstrong) was deemed to be an Independent Person as of December 19, 2001, (ii) subject to clauses (iii) and (iv) of this definition, none of the members of the Board of Directors of Comcast as of December 19, 2001 was deemed to be an Independent Person as of December 19, 2001, (iii) Mr. Decker Anstrom was deemed to be an Independent Person as of December 19, 2001, (iv) for any period during which Mr. Decker Anstrom is not a Director, one person (other than Mr. Ralph J. Roberts, Mr. Brian L. Roberts, Mr. Julian A. Brodsky or Mr. Sheldon M. Bonovitz) designated by the CEO (which designation may be changed at any time by the CEO) who was a member of the Board of Directors of Comcast on December 19, 2001 and who would qualify as an Independent Person under this definition not taking into account clause (ii) of this definition shall be deemed to be an Independent Person; provided that such person shall not be eligible to be an AT&T Director or an Independent Director (any such designee, a "Comcast Independent Designee") and (v) none of the spouse, parents, siblings, lineal descendants, aunts, uncles, cousins and other close relatives (or their respective spouses) of Mr. Brian L. Roberts will be deemed Independent Persons at any time.

     16. "Initial Term" means the period beginning at the Effective Time and ending at the 2004 annual meeting of shareholders of the Corporation.


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     17. "Replacement AT&T Director" has the meaning specified in paragraph
(B)(3) of this Article SIXTH.

     18. "Replacement Comcast Director" has the meaning specified in paragraph
(B)(3) of this Article SIXTH.

     19. "Replacement Director" has the meaning specified in paragraph (B)(3) of this Article SIXTH.

     20. "Replacement Independent Director" has the meaning specified in paragraph (B)(3) of this Article SIXTH.

     21. "Specified Period" means the period beginning at the Effective Time and ending at the 2005 annual meeting of shareholders of the Corporation or, if earlier, the date on which Mr. C. Michael Armstrong ceases to be the Chairman.

     22. "2004 Term" means the period beginning at the 2004 annual meeting of shareholders of the Corporation and ending at the 2005 annual meeting of shareholders of the Corporation.

B.   Directors

     1. From the Effective Time until the expiration of the 2004 Term, subject to the fourth sentence of this paragraph (B)(1) of Article SIXTH and the second to last sentence of paragraph (B)(3) of Article SIXTH, the Board of Directors shall consist of five (5) Comcast Directors (at least one (1) of whom shall be an Independent Person), five (5) AT&T Directors and two (2) Independent Directors. If the size of the Board of Directors is increased as described in the fourth sentence of this paragraph (B)(1) of Article SIXTH or there is a vacancy in the Comcast or AT&T Class of Directors that pursuant to the second to last sentence of paragraph (B)(3) of Article SIXTH the applicable Class of Directors is not required to fill, the size of the Board of Directors shall be fixed at the number of Directors in place after such increase or vacancy and shall remain fixed at such number unless subsequently increased again pursuant to the fourth sentence of this paragraph (B)(1) of Article SIXTH or such vacancy is filled pursuant to paragraph (B)(3) of Article SIXTH (in either of such events the size of the Board of Directors shall be fixed at such increased number until subsequently changed as provided in this paragraph (B)(1) and paragraph (B)(3) of this Article SIXTH). At all times, the Board of Directors shall consist of a majority of Independent Persons. From the Effective Time until the expiration of the 2004 Term, a majority of the Directors may increase the size of the Board of Directors by up to two (2) members. The Board of Directors shall take all action necessary to ensure that any vacancy on the Board of Directors created as a result of any such increase shall be filled promptly by an Independent Person nominated


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by the Governance and Directors Nominating Committee and approved by the Board of Directors (an "Additional Independent Director"). After the election of an Additional Independent Director, such Additional Independent Director shall be considered an Independent Director for all purposes of this Article SIXTH. After the expiration of the 2004 Term, the size of the Board of Directors shall be determined in accordance with the By-Laws of the Corporation and the provisions of these Articles of Incorporation relating to Classes of Directors shall no longer apply.

     2. Following the occurrence of a vacancy on the Board of Directors that results in the absence of one or more of (i) a majority of Independent Persons on the Board of Directors, (ii) at least one Comcast Director who is an Independent Person, (iii) the then required number of Independent Directors,
(iv) four (4) Comcast Directors or (v) four (4) AT&T Directors, and notwithstanding the occurrence of such vacancy, the applicable Directors specified in paragraph (B)(3) of this Article SIXTH shall be authorized to take the actions contemplated by such paragraph to permit the Board of Directors to fill such vacancy (which vacancy shall be filled by an Independent Person in the case of clauses (i), (ii) and (iii)) and the Board of Directors shall be authorized to fill the vacancy in accordance with such paragraph. In addition to the foregoing and subject to the last sentence of paragraph (B)(3) of Article SIXTH, for a ninety (90) day period following the occurrence of a vacancy in the Board of Directors that results in one or more of the circumstances described in clauses (i), (ii), (iii), (iv) and (v) of the preceding sentence, the Directors then in office shall have and may exercise all of the powers of the Board of Directors to the extent provided under these Articles of Incorporation, the By-Laws of the Corporation and applicable law.

     3. From the Effective Time until the expiration of the 2004 Term, the Board of Directors shall take all action necessary to ensure that any seat on the Board of Directors held by (i) a Comcast Director which becomes vacant is filled promptly by a person designated by a majority of the Comcast Directors remaining on the Board of Directors (such person, a "Replacement Comcast Director"), (ii) an AT&T Director which becomes vacant is filled promptly by a person designated by a majority of the AT&T Directors remaining on the Board of Directors (such person, a "Replacement AT&T Director") and (iii) an Independent Director which becomes vacant is filled promptly by an Independent Person designated by the Governance and Directors Nominating Committee (such person, a "Replacement Independent Director" and, together with any Replacement Comcast Director and any Replacement AT&T Director, a "Replacement Director"); provided that the designation of any Replacement Independent Director by the Governance and Directors Nominating Committee shall be subject to the approval of the Board of Directors prior to such person becoming a Replacement Independent Director. Notwithstanding anything to the contrary contained herein, the remaining Comcast Directors or the remaining AT&T Directors, as the case may be, shall be under no obligation to designate a


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person to fill a vacancy in its Class of Directors (and during the pendency of any such vacancy the Board of Directors shall continue to exercise all of its powers to the extent provided under these Articles of Incorporation, the By-Laws of the Corporation and applicable law), except to the extent such vacancy results in fewer than four (4) Directors in the affected Class of Directors or, in the case of the Comcast Directors, the absence of one Comcast Director who is an Independent Person. In the absence of a designation by the Comcast Directors, the AT&T Directors or the Governance and Directors Nominating Committee, as the case may be, of a person to fill a vacancy in the relevant Class of Directors, the Board of Directors shall have no authority to fill a vacancy in the applicable Class of Directors.

     4. Subject to paragraph (B)(7) of this Article SIXTH, each of the Comcast Directors, AT&T Directors and Independent Directors at the Effective Time, and each Replacement Director and Additional Independent Director elected to the Board of Directors in accordance with this Article SIXTH during the Initial Term, shall hold office until the expiration of the Initial Term and until such Director's successor has been selected and qualified or until such Director's earlier death, resignation or removal.

     5. Subject to paragraph (B)(7) of this Article SIXTH, each of the Comcast Directors, AT&T Directors and Independent Directors immediately after the annual meeting of shareholders of the Corporation in 2004, and each Replacement Director and Additional Independent Director elected to the Board of Directors in accordance with this Article SIXTH during the 2004 Term, shall hold office until the expiration of the 2004 Term and until such Director's successor has been selected and qualified or until such Director's earlier death, resignation or removal.

     6. The first (or in the event the Board of Directors calls an annual meeting of shareholders pursuant to the last sentence of this paragraph (B)(6), the second) annual meeting of shareholders of the Corporation after the Effective Time shall occur on such date and at such time in April 2004 as the Board of Directors may determine, or if the Board of Directors fails to set a date and time, on the second Thursday of April 2004 at 9:00 o'clock a.m., if, in either case, not a holiday on which national banks are or may elect to be closed ("Holiday"), and if such day is a Holiday, then such meeting shall be held on the next business day at such time. The second (or in the event the Board of Directors calls an annual meeting of shareholders pursuant to the last sentence of this paragraph (B)(6), the third) annual meeting of shareholders of the Corporation after the Effective Time shall occur on such date and at such time in April 2005 as the Board of Directors may determine, or if the Board of Directors fails to set a date and time, on the second Thursday of April 2005 at 9:00 o'clock a.m., if, in either case, not a Holiday, and if such day is a Holiday, then such meeting shall be held on the next business day at such time. The Corporation may, at the election of the Board of


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Directors, call an annual meeting of shareholders of the Corporation in 2003 for the purpose of conducting such business, other than the election of Directors, as the Board of Directors shall determine.

     7. In addition to the events set forth in each of paragraphs (B)(4) and
(B)(5) of this Article SIXTH, the term of office of any Comcast Director or AT&T Director, in either case who was an Independent Person on the date of such Director's designation, appointment or election as a member of the Board of Directors, or of any Independent Director, shall terminate on any date on which such Director shall cease to be an Independent Person if as a result of such Director ceasing to be an Independent Person the Board of Directors shall not include (i) a majority of Independent Persons and (ii) at least one Comcast Director who is an Independent Person.

E.   Governance and Directors Nominating Committee.

     1. The Governance and Directors Nominating Committee (the "Governance and Directors Nominating Committee") shall have the power to designate Replacement Independent Directors as described in paragraph (B)(3) of this Article SIXTH, to nominate Additional Independent Directors as described in paragraph (B)(1) of this Article SIXTH and to nominate individuals for election by the shareholders of the Corporation as Directors at the 2004 annual meeting of shareholders of the Corporation and thereafter. During the Initial Term, the Governance and Directors Nominating Committee shall consist of Mr. Brian L. Roberts, if he is the Chairman or the CEO, one (1) Comcast Director who is an Independent Person selected by the Comcast Directors and two (2) Directors who are Independent Persons selected from the AT&T Directors by the AT&T Directors who are Independent Persons and the Independent Directors after consultation with Mr. Brian L. Roberts. During the Initial Term, if Mr. Brian L. Roberts is not the Chairman or the CEO, the Governance and Directors Nominating Committee shall consist of two (2) Comcast Directors selected by the Comcast Directors at least one of whom shall be an Independent Person and two (2) Directors who are Independent Persons selected from the AT&T Directors by the AT&T Directors who are Independent Persons and the Independent Directors after consultation with a Comcast Director selected by the two (2) Comcast Directors selected to serve on the Governance and Directors Nominating Committee. During the 2004 Term, the Governance and Directors Nominating Committee shall consist of Mr. Brian L. Roberts, if he is the Chairman or the CEO, one (1) Comcast Director who is an Independent Person selected by the Comcast Directors and three (3) Directors who are Independent Persons selected from the AT&T Directors and the Independent Directors by the Comcast Directors. During the 2004 Term, if Mr. Brian L. Roberts is not the Chairman or the CEO, the Governance and Directors Nominating Committee shall consist of two (2) Comcast Directors selected by the Comcast Directors at least one of whom shall be an Independent Person and three
(3) Independent Persons selected


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from the AT&T Directors and the Independent Directors by the Comcast Directors.
After the 2004 Term, the Governance and Directors Nominating Committee shall consist of Mr. Brian L. Roberts, if he is the Chairman or CEO, and four (4) Directors who are Independent Persons selected by Mr. Brian L. Roberts;
provided that no more than one (1) person who was a Comcast Director or a Comcast Independent Designee may be selected by Mr. Brian L. Roberts as a member of the Governance and Directors Nominating Committee pursuant to this sentence prior to the seventh anniversary of the date that such Director was initially elected to the Board of Directors. After the 2004 Term, if Mr. Brian
L. Roberts is not the Chairman or CEO, the Governance and Directors Nominating Committee shall be constituted as determined by the Board of Directors. Notwithstanding the foregoing, if Mr. Brian L. Roberts is the Chairman or CEO but is ineligible to serve on the Governance and Directors Nominating Committee at any relevant time under the applicable rules of the principal U.S.
securities exchange or quotation system on which the Class A Common Stock is listed and traded, (i) during the Initial Term and the 2004 Term the Governance and Directors Nominating Committee shall be composed as it would be composed if Mr. Brian L. Roberts were not the Chairman or CEO at such time (all of the members of which shall be eligible to serve under such rules) and (ii) after the 2004 Term the Governance and Directors Nominating Committee shall be composed of five (5) directors (all of whom shall be eligible to serve under such rules and at least four of whom shall be Independent Persons) selected by Mr. Brian L. Roberts; provided that no more than two (2) persons who were Comcast Directors or Comcast Independent Designees may be selected by Mr. Brian
L. Roberts as members of the Governance and Directors Nominating Committee pursuant to this clause (ii) prior to the seventh anniversary of the date such Director was initially elected to the Board of Directors. At any time that Mr. Brian L. Roberts is a member of the Governance and Directors Nominating Committee, he shall be the Chairman of the Governance and Directors Nominating Committee. Subject to paragraph (E)(2) of this Article SIXTH, all powers otherwise held by the Board of Directors to nominate individuals for election by the shareholders of the Corporation as Directors shall reside exclusively in the Governance and Directors Nominating Committee, no such nominations shall be made by the Board of Directors and all nominations of the Governance and Directors Nominating Committee shall be submitted directly to the shareholders of the Corporation without any requirement that such nominations be submitted to the Board of Directors for its approval or ratification.

     2. If the Governance and Directors Nominating Committee is able to reach agreement on a full slate of nominations for the 2004 annual meeting of shareholders of the Corporation, each of the individuals selected as a nominee who is a Director then in office will maintain the status of a "Comcast Director," "AT&T Director" or "Independent Director," as the case may be, and each of the other individuals, if any, selected as a nominee will have the status determined by


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the Governance and Directors Nominating Committee; provided that (i) the number of nominees constituting a full slate of nominations shall be equal to the number of Directors then in office and (ii) the number of nominees that have the status of a particular Class of Directors shall be equal to the number of Directors then in that Class of Directors. If the Governance and Directors Nominating Committee is unable to reach agreement on a full slate of nominations for the 2004 annual meeting of shareholders of the Corporation, each of the Directors then in office shall be nominated for election as a Director at the 2004 annual meeting of shareholders of the Corporation and shall maintain the status of a "Comcast Director," "AT&T Director" or "Independent Director," as the case may be. In the event that any of such Directors declines to stand for election as a Director at the 2004 annual meeting of shareholders of the Corporation, a replacement nominee will be selected by (i) if the Director declining to stand for election is a Comcast Director, a majority of the Comcast Directors then in office (other than the Comcast Director declining to stand for election), (ii) if the Director declining to stand for election is an AT&T Director, a majority of the AT&T Directors then in office (other than the AT&T Director declining to stand for election) and (iii) if the Director declining to stand for election is an Independent Director, the Governance and Directors Nominating Committee, subject to the prior approval of the Board of Directors (other than the Independent Director declining to stand for election). If a replacement nominee is selected to replace a declining Director pursuant to the preceding sentence, such replacement nominee shall be deemed to have the status of the declining Director as a "Comcast Director," "AT&T Director" or "Independent Director," as the case may be. If a Comcast Director or AT&T Director declines to stand for election, the Comcast Directors or the AT&T Directors, as the case may be, shall not be obligated to select a replacement nominee, except to the extent that their failure to select a replacement nominee would result in fewer than four (4) Directors in the affected Class of Directors. If a person is elected as a Director at the 2004 annual meeting of shareholders who was not nominated pursuant to the provisions of this paragraph (E), such person will be deemed to have the status of the former Director he or she was elected in lieu of. If multiple persons are elected as Directors at the 2004 annual meeting of shareholders who were not nominated pursuant to the provisions of this paragraph (E) and it is not possible to determine whom they were elected in lieu of, their status as "Comcast Directors," "AT&T Directors" or "Independent Directors" shall be determined by the entire Board of Directors; provided that the number of Directors that have the status of a particular Class of Directors shall be equal to the number of Directors in that Class of Directors immediately prior to the 2004 annual meeting of shareholders and the status of the other Directors shall not be affected as a result of such determination.

     3. Any action of the Governance and Directors Nominating Committee shall require the approval of a majority of the entire Governance and


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Directors Nominating Committee. If any provision of this paragraph (E) provides for a selection or determination to be made by any given group of Directors or Class of Directors, such selection or determination shall require the approval of a majority of the Directors in such entire group or Class, as the case may be, and (except as otherwise specifically provided) not the approval of any given subset of such group or Class, as the case may be.

II.  Paragraph H. Termination of Article SIXTH of the Charter ("Paragraph H"):

     a. Paragraph H is hereby amended by inserting ", (B)(2) (but only insofar as such paragraph relates to the requirement that a majority of the Directors be Independent Persons)" immediately after the first instance of "(A)" therein and replacing "last" included therein with "second".




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